At RF Micro Devices                                                             At the Financial Relations Board
Dean Priddy                          Douglas DeLieto                           Joe Calabrese
Chief Financial Officer           VP, Investor Relations                  (212) 827-3772
(336) 931-7975                    (336) 931-7968

FOR IMMEDIATE RELEASE
March 28, 2007

RFMD CONFIRMS GUIDANCE FOR MARCH 2007 QUARTER AND PROVIDES
PRELIMINARY GUIDANCE FOR JUNE 2007 QUARTER

POLARIS™ 3 On Track To Ramp In Second Half Of 2007

GREENSBORO, N.C. - March 28, 2007 - RF Micro Devices, Inc. (Nasdaq: RFMD), a global leader in the design and manufacture of high-performance radio systems and solutions for applications that drive mobile communications, announced today that it is confirming its revenue and earnings per share guidance for the fourth fiscal quarter ending March 31, 2007, which was originally provided on January 23, 2007. Additionally, the Company announced the achievement of a major milestone-its fiscal year revenue will exceed $1 billion for the first time in the Company's history.

Bob Bruggeworth, president and CEO of RFMD, said, "RFMD will report strong results this fiscal year, with revenue exceeding $1 billion along with significantly improved year-over-year financial performance.  Looking ahead to fiscal year 2008, we see growing opportunities in the handset market and the RF semiconductor market in particular.  We believe the R&D and other investments we have made and are making in semiconductor technology, communications systems design and manufacturing capacity are positioning us well to capitalize on the accelerating shift in value to the RF-based section of the communications path.  There are certainly challenges in the near term as we navigate through product cycles both at RFMD and at our leading customers in the coming quarters.  However, we are staying focused on the opportunities for long-term growth of our core business, diversification of our revenue and the realization of manufacturing cost savings from our investments in internal capacity.

"In particular, we remain on track to ramp our Polaris™ 3 transceiver solution in the second half of this calendar year with a large top-tier customer.  Also, our POLARIS™ 2 Total Radio module solution has been selected by an existing transceiver customer for the EDGE path of its next-generation WCDMA multimode platform.  Our power amplifier business remains healthy, and we see opportunities to expand our industry leadership in both EDGE and WCDMA.

"We will increase investments in our higher margin diversified products in fiscal 2008.  GaN products are expected to begin ramping this coming fiscal year and we are already receiving initial orders.  WLAN PA revenue grew in the March quarter and is currently expected to grow approximately 200% in fiscal 2008.  We also continue to see considerable customer interest in our innovative GPS solution."

Dean Priddy, CFO and vice president of administration of RFMD, stated, "While we'll deliver a solid March quarter and fiscal year 2007, looking into the first quarter of fiscal 2008, we currently anticipate a slowdown in demand from a top tier customer that will impact our operating results. While we are seeing increasing strength with other customers, our customer forecasts in the aggregate currently indicate a sequential decrease in the June quarter, compared to the March quarter, in revenue, margins and earnings per share.  We expect to gain greater visibility in the coming weeks and will provide more complete June 2007 quarterly guidance with our April 24, 2007, earnings release and conference call."

About RFMD

RF Micro Devices, Inc. (Nasdaq: RFMD) is a global leader in the design and manufacture of high-performance radio systems and solutions for applications that drive mobile communications. RFMD's power amplifiers, transmit modules, cellular transceivers and system-on-chip (SOC) solutions enable worldwide mobility, provide enhanced connectivity and support advanced functionality in current- and next-generation mobile handsets, cellular base stations, wireless local area networks (WLANs), wireless personal area networks (WPANs) and global positioning systems (GPS). Recognized for its diverse portfolio of state-of-the-art semiconductor technologies and vast RF systems expertise, RFMD is a preferred supplier enabling the world's leading mobile device manufacturers to deliver advanced wireless capabilities that satisfy current and future market demands.

Headquartered in Greensboro, N.C., RFMD is an ISO 9001- and ISO 14001-certified manufacturer with worldwide engineering, design, sales and service facilities. RFMD is traded on the NASDAQ Global Select Market under the symbol RFMD. For more information, please visit RFMD's web site at www.rfmd.com.

This press release includes "forward-looking statements" within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements about our plans, objectives, representations and contentions and are not historical facts and typically are identified by use of terms such as "may," "will," "should," "could," "expect," "plan," "anticipate," "believe," "estimate," "predict," "potential," "continue" and similar words, although some forward-looking statements are expressed differently. You should be aware that the forward-looking statements included herein represent management's current judgment and expectations, but our actual results, events and performance could differ materially from those expressed or implied by forward-looking statements. We do not intend to update any of these forward-looking statements or publicly announce the results of any revisions to these forward-looking statements, other than as is required under the federal securities laws. RF Micro Devices' business is subject to numerous risks and uncertainties, including variability in quarterly operating results, the rate of growth and development of wireless markets, risks associated with the operation of our wafer fabrication facilities, molecular beam epitaxy facility, assembly facility and test and tape and reel facilities, our ability to attract and retain skilled personnel and develop leaders, variability in production yields, our ability to reduce costs and improve gross margins by implementing innovative technologies, our ability to bring new products to market, our ability to adjust production capacity in a timely fashion in response to changes in demand for our products, dependence on a limited number of customers, and dependence on third parties. These and other risks and uncertainties, which are described in more detail in RF Micro Devices' most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission, could cause actual results and developments to be materially different from those expressed or implied by any of these forward-looking statements.

RF MICRO DEVICES® and RFMD® are trademarks of RFMD, LLC. All other trade names, trademarks and registered trademarks are the property of their respective owners.

###